Exhibit 5.1
[FORM OF OPINION]
July [___], 2011
Metropolitan Health Networks, Inc.
777 Yamato Road, Suite 510
Boca Raton, FL 334

Re:	Registration Statement on Form S-4 Metropolitan Health Networks, Inc.
Ladies and Gentlemen:
     Metropolitan Health Networks, Inc., a Florida corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of up to an aggregate of 2,511,460 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) in connection with the merger described therein. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.
     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):
     (i) the Company’s amended and restated certificate of incorporation;
     (ii) the Company’s amended and restated bylaws;
     (iii) resolutions of the board of directors of the Company;
     (iv) the Registration Statement and exhibits thereto; and
     (v) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.
     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents and upon statements of officers of the Company.
     Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.
     We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware (including the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the foregoing). Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

GREENBERG TRAURIG, P.A.